For Immediate Release

Sport Supply Group Reports Q209 EPS of $.04 Per Share – Net Income up 133% to $1.0 Million

•	Year to Date Sales Rise Nearly 2% Despite Challenging Economy

•	Company Retires $15.7 Million in Bonds During Q209 at Accretive Levels

•	Company Announces New 3-Year $40 Million Banking Facility with Bank of America

The Company will host a conference call today at 3:30PM CT / 4:30 PM ET. The call may be accessed by dialing 888 713 4199 and using pass code 56903510. A replay of the call may be accessed for 7 days following the call by dialing 888 286 8010 and using pass code 66051210.

February 10, 2009. Dallas, TX. Sport Supply Group, Inc. (NASDAQ: RBI) today announced earnings per share for its fiscal second quarter ending December 31, 2008 of $.04 per fully diluted share.

Commenting on the Quarter and Year to Date Results, Adam Blumenfeld, Chairman and CEO stated: “We are extremely pleased with our Q209 results, especially given the tough economic climate. Net sales for the quarter declined only 1.7%, and remain positive for the first six months of our fiscal year improving nearly 2% versus prior year results. While we always strive for more aggressive sales targets, to produce such results in this weak spending environment demonstrates the relative resilience of our institutional (non-consumer / non – retail) industry and, more specifically, the strength of Sport Supply’s direct-selling operating platform. We believe the Company continues to gain significant market share in our industry. Gross margin percentages remained fairly consistent with the prior year quarter, and selling, general and administrative expenses actually declined in terms of actual dollars by about $350,000 versus the same quarter last year. We continue our efforts to streamline the Company’s administrative cost structure even as we look for internal and external paths to accelerate top line growth.”

“The Company produced more than $1.4 Million in operating income during our slowest seasonal period of the year, and the most difficult macro economic environment in recent history. Our trailing twelve month EBITDA, adjusted for FAS123-R stock based compensation, grew 33% to $24.7 Million from $18.5 Million in the comparative period, and our trailing twelve month net income grew 89% to $11.3 Million from $6.0 Million in the comparative period. We consider these outstanding achievements. ”

“Additionally, we used this quarter to execute a number of extremely important activities:

Early Retirement of Convertible Debentures

The Company repurchased $15.7 Million in RBI convertible notes over the last 90 days (or about 31% of the original $50 Million of convertible notes), at accretive levels, and we have reduced the total amount of outstanding convertible notes to approximately $28.9 Million as of December 31, 2008. We used cash on-hand and proceeds from our revolving credit facility during the Quarter to retire convertible debt at a $1.2 Million aggregate discount. In total, our early retirement plan for this debt has saved the Company approximately $1.4 Million in future principal payments and approximately $1.2 Million in future interest payments. We will continue to pursue all strategies that maximize debt repayment and strengthen the balance sheet.

New $40 Million Banking Facility with Bank of America

We are pleased to announce today a new three year $40 Million credit facility with Bank of America which can be expanded to a total of $60 Million subject to certain conditions set forth in the credit agreement. This facility, which replaces the previous $25 Million facility from Merrill Lynch Commercial Finance Corp., “MLCFC”, permits the Company to utilize available funds under the line to repurchase the remaining convertible notes outstanding prior to or upon their maturity, subject to certain conditions set forth in the credit agreement. Essentially, this new facility should provide the Company the necessary means to retire the convertible notes on or before their due date of December 1, 2009, and to do so at attractive rates. We are excited about this expanded relationship with Bank of America and the flexibility it affords the Company not only with respect to the convertible notes, but further expansion via organic growth and acquisition, as well as the ability to execute common stock repurchases. The Company will incur a third quarter non-cash, non-recurring charge of approximately $340,000 for loan origination fees associated with the MLCFC facility.

NIKE Team Uniform Launch

We are proud to have introduced NIKE Team Sports Uniforms through our catalog, telesales and internet platforms during the month of December. While we have long promoted Nike and a number of other well established brands through our Road Sales Platform, this is the first time we have offered premium branded NIKE team uniforms, shoes, and coaches’ wear to the more than 100,000 customers that comprise our Catalog Platform. We have high hopes for this new initiative and think it has meaningful growth potential in years to come.

Mr. Blumenfeld concluded: “We remain engaged in the review of a number of organic and external projects as we look for ways to materially expand the scope of our footprint and earnings in future periods. This economy, while challenging to all, creates opportunities for those with strong balance sheets and best of breed operating platforms. We believe Sport Supply is the leader in each of these categories and, while we intend to manage responsibly through these times, we also intend to be tactically aggressive in building the business in ways meant to expand profitability and ultimately shareholder value.”

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$53,175	$54,089	$126,752	$124,463
Cost of sales	34,443	34,816	81,101	79,562

Gross profit	18,732	19,273	45,651	44,901
Selling, general and administrative expenses	17,273	17,635	35,527	35,578

Operating profit	1,459	1,638	10,124	9,323

Other income (expense):
Interest income	40	70	117	157
Interest expense	266	(964)	(471)	(2,180)
Other income (expense)	(21)	(15)	—	35

Total other income (expense)	285	(909)	(354)	(1,988)

Income before income taxes	1,744	729	9,770	7,335
Income tax provision	692	277	3,657	2,787

Net income	$1,052	$452	$6,113	$4,548

Weighted average number of shares outstanding:
Basic	12,386,830	12,242,845	12,379,427	11,916,216

Diluted	12,855,239	12,347,175	15,263,587	15,446,363

Net income per common share – basic	$0.08	$0.04	$0.49	$0.38

Net income per common share – diluted	$0.04	$0.04	$0.41	$0.37

Dividends declared per common share	$—	$0.025	$0.025	$0.05

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars In thousands)

	December 31,	June 30,
	2008	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,082	$20,531
Accounts receivable, net	34,638	34,060
Inventories, net	37,984	36,318
Current portion of deferred income taxes	3,934	3,866
Prepaid income taxes	712	—
Prepaid expenses and other current assets	1,908	1,203

TOTAL CURRENT ASSETS	82,258	95,978
PROPERTY AND EQUIPMENT, net	8,993	9,715
DEFERRED DEBT ISSUANCE COSTS, net	703	1,389
INTANGIBLE ASSETS, net	6,604	6,972
GOODWILL	53,082	53,543
OTHER ASSETS, net	76	98

TOTAL ASSETS	$151,716	$167,695

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,959	$21,183
Accrued liabilities	10,389	11,842
Dividends payable	—	309
Accrued interest	149	240
Current portion of long-term debt	28,923	108
Income taxes payable	—	677

TOTAL CURRENT LIABILITIES	56,420	34,359
DEFERRED INCOME TAX LIABILITY	3,699	4,014
NOTES PAYABLE AND OTHER LONG-TERM DEBT	5,461	50,036

TOTAL LIABILITIES	65,580	88,409

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	125	125
Additional paid-in capital	65,696	64,648
Retained earnings	21,118	15,316
Treasury stock at cost	(803)	(803)

TOTAL STOCKHOLDERS’ EQUITY	86,136	79,286

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,716	$167,695

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,113	$4,548
Adjustments to reconcile net income to cash provided by operating activities:
Provision for uncollectible accounts receivable	498	486
Depreciation and amortization	1,420	1,850
Amortization of deferred debt issuance costs	686	496
Discount on early retirement of long term debt	(1,443)	—
Deferred income taxes	78	2,040
Stock-based compensation expense	569	218
Changes in operating assets and liabilities:
Accounts receivable	(1,076)	(5,148)
Inventories	(1,666)	465
Prepaid expenses and other current assets	(705)	149
Other assets, net	22	17
Accounts payable	(4,224)	2,794
Income taxes payable / prepaid income taxes	(1,389)	2,843
Accrued liabilities and accrued interest	(1,544)	1,548

Net cash provided by (used in) operating activities:	(2,661)	12,306

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(330)	(1,358)

Net cash used in investing activities:	(330)	(1,358)

CASH FLOWS FROM FINANCING ACTIVITIES:
Early retirement of long term debt	(19,701)	—
Deferred debt issuance cost	—	(18)
Proceeds from bank line of credit	15,213	1,015
Payments on notes payable and line of credit	(9,829)	(25,780)
Payment of dividends	(620)	(564)
Tax benefit related to the exercise of stock options	249	—
Proceeds from issuance of common stock	230	18,764

Net cash used in financing activities:	(14,458)	(6,583)

Net change in cash and cash equivalents	(17,449)	4,365
Cash and cash equivalents, beginning of period	20,531	5,670

Cash and cash equivalents, end of period	$3,082	$10,035

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,345	$1,971

Cash paid (refunded) for income taxes	$4,807	$(1,595)

SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND
ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended		Trailing Twelve Months
	December 31,		Ended December 31,
	2008	2007	2008	2007
Net Income	$1,052	$452	$11,299	$5,983
Provision for income taxes	692	277	7,145	3,502
Interest expense, net of interest income	(306)	894	2,145	5,232
Depreciation and amortization	716	938	3,306	3,634

EBITDA (a)	2,154	2,561	23,895	18,351

Other expenses:
Stock-based compensation expense	284	134	844	224

Adjusted EBITDA (a)	$2,438	$2,695	$24,739	$18,575

(a) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as net income before interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income before interest expense (net of interest income), income taxes, depreciation, amortization, and other items included in the caption above labeled “Other expenses” which do not directly relate to ongoing operations. SSG management relies on EBITDA and Adjusted EBITDA as the primary measures to review and assess operating performance. SSG believes it is useful to investors to provide disclosures of its operating results on the same basis that is used by management. Management and investors also review EBITDA and Adjusted EBITDA to evaluate SSG’s overall performance and to compare SSG’s current operating results with corresponding periods and with other companies. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States of America. Because EBITDA and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States of America and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.

About Sport Supply Group

Sport Supply Group, Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, 197 direct sales professionals and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions, actions and initiatives by current and potential competitors, the availability and cost of financing, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879